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                                                                    EXHIBIT 4.2


                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT
                              (with graded vesting)

         THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Harris Interactive Inc. (the "Company");

         IT IS AGREED, by and between the Company and the Participant, as follows:

         1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

         (a)      The "Participant" is ____________________________________.

         (b)      The "Grant Date" is March 2, 2004.

         (c) The number of "Covered Shares" shall be 50,000 shares of common stock ("Stock") of the Company.

         (d) The "Initial Exercise Date" is the One-year anniversary of the Grant Date.

         (e)      The "Exercise Price" is US$8.55 per share.

Other terms used in this Agreement are defined in Section 11 or elsewhere in this Agreement.

         2. Award and Exercise Price. The Participant is hereby granted an option (the "Option") to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an "Incentive Stock Option," as defined in the Plan and in Section 422(b) of the United States Internal Revenue Code of 1986 as amended from time to time.

         3. Date of Exercise. The Option shall become exercisable with respect to:

            (a)      25% of the Covered Shares as of the Initial Exercise
                     Date; and

            (b) 1/48th of the Covered Shares as of the end of each of the next 36 calendar months thereafter.

The Option shall not become exercisable as to additional Covered Shares in accordance with the foregoing schedule, after the Participant's Date of Termination (as herein defined). Exercisability under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion of the Covered Shares until the Option expires. Notwithstanding the foregoing provisions of this Section 3, the Option shall become immediately exercisable with respect to all of the Covered Shares (e.g., 100% vested) as follows:

         (a) Following the Initial Exercise Date, the Option shall become fully exercisable (e.g., 100% vested) upon the date of the Participant's Date of Termination by reason of the Participant's death or Disability.

         (b) The Option shall become fully exercisable (e.g., 100% vested) upon the date of a Change in Control, if the Participant's Date of Termination does not occur before the Change in Control.


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         4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The "Expiration Date" shall be earliest to occur of:

         (a) the ten-year anniversary of the Grant Date;

         (b) if the Participant's Date of Termination occurs by reason of Disability or death, the one-year anniversary of such Date of Termination;

         (c) If the Participant's Date of Termination occurs for reasons other than death or Disability, the Date of Termination.

In the event of the Participant's death while in the employ of the Company, the Participant's executors or administrators (or the person or persons to whom the Participant's rights under the Option shall have passed by the Participant's will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option.

         Any Option exercised subsequent to the Participant's Date of Termination as permitted hereunder shall be exercisable only to the extent vested at the time of the Participant's Date of Termination, regardless of the reason for the termination, and no extension of time beyond the Participant's Date of Termination shall permit exercise beyond the date such Option would otherwise expire if no termination had occurred.

         5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with the Chief Financial Officer of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant's election. Payment shall be by cash or by check payable to the Company, or, upon request of the Participant but only if approved by the Company in its sole discretion after receipt of such request: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Company (including, if the Company so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. Issuance of shares of Stock upon exercise of the Options may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or a national market system, including without limitation the Nasdaq National Stock Market.

         6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Company, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under this agreement.

         7. Transferability. Except as otherwise provided in this Section 7, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant or by the Participant's guardian or legal representative.


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         8. Non-Competition Agreement. In consideration of, and as a condition to, the grant of this option and in consideration of the other rights and privileges of a Participant of the Company, Participant agrees that during the term of Participant's employment or other contractual relationship giving rise to Participant's services on behalf of the Company and Related Companies, he shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, compete in any manner with the Company and Related Companies. Furthermore, Participant agrees that, for a period of one year after voluntary termination of his employment or other contractual relationship giving rise to Participant's services on behalf of the Company and Related Companies, Participant shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, solicit or otherwise deal in any way with any of the clients or customers of the Company and Related Companies as of the time of his voluntary termination (including any client to whom the Company and Related Companies have sold services or products in the two years prior to termination and any prospective client or customer for whom a bid has been prepared within the previous six months) with respect to any services or products competitive with those of the Company and Related Companies. Participant acknowledges that the Company's legal remedies for a breach of this provision shall be inadequate and that the Company shall be entitled to obtain injunctive relief to enforce this provision.

         9. Limitations upon Share Transfer - Hold Harmless Undertaking. The Participant recognizes that sale or transfer by the Participant of shares acquired through exercise of the Options granted hereunder ("Option Shares") prior to a date fixed by the General Tax Code ("the Code"), which date is presently 4 years from the date of the Option grant (the "Permitted Transfer Date"), except as such Permitted Transfer Date may be advanced upon the occurrence of certain events defined in the Code, will give rise to liability on the part of the Company or of the Related Company which employs or has employed the Participant (the "Employer") for social security contributions upon a certain portion of the transfer price as defined by the Code ("Liability"), and that the Participant's right to sell or transfer the Option Shares is therefore restricted by the Plan. The Participant therefore undertakes to respect the said restrictions and, in the event that the Participant shall sell or transfer any Option Shares prior to the Permitted Transfer Date (unless the Company has previously determined in its reasonable discretion and confirmed in writing that such sale or transfer may take place without giving rise to Liability), to indemnify and hold harmless Employer for any social security contributions and/or costs which Employer shall be obliged to pay by reason of the Participant's sale or transfer of Covered Shares. Notwithstanding any other provision of this Agreement, Employer may, at its election, bring a proceeding to obtain the indemnity defined in this Section 9 before any competent court having jurisdiction over the Participant's place of residence.

         10. Tax Treatment. The Sub-plan and this grant have been prepared in order to procure for the benefit of Participants residing in France certain tax benefits available under the laws of France, provided that the Participant respects the terms of the Option Agreement; however, the Participant should be aware that, by reason of the provisions of applicable French laws as of the date hereof, such benefits may be lost or deferred in the event of a Corporate Transaction as defined below.

         11. Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:

         (a) Date of Termination. The Participant's "Date of Termination" shall be the first day occurring on or after the Grant Date on which the Participant's employment with the Company and all Related Companies terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant's employer. If, as a result of a sale or other transaction, the

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Participant's employer ceases to be a Related Company (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

         (b) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

         (c) Retirement. "Retirement," as defined by the Company's applicable retirement plan, or if not formalized under a plan, by the Company's policies and procedures.

         (d) "Related Company(ies)". The term "Related Company" means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least 50% voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is a Related Company by reason of clause (i) next above.

         (e) "Fair Market Value". For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

         (i) If the Stock is at the time listed or admitted to trading on any stock exchange or a national market system, including without limitation the Nasdaq National Market, then the "Fair Market Value" shall be the reported closing asked price of the Stock on such date on the principal exchange.

         (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Company and regularly reporting the market price of Stock in such market.

         (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Company.

         (f) "Change in Control". The term "Change in Control" means a change in control occurring after the date of this agreement of a nature that would be required to be reported in a proxy statement with respect to the Company (even if the Company is not actually subject to said reporting requirements) in response to Item 6(e) (or any comparable or successor Item) of Schedule 14A of Regulation 14A promulgated under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors (the "Voting Stock") prior to said combination receive 75% or more of the resulting entity's Voting Stock shall not be considered a change in control for the purposes of this Plan; and provided that, without limitation of the foregoing, such change in control shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, excluding any stock purchase or employee stock ownership plan maintained by the Company or a Related Company) becomes the "beneficial owner" (as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding Voting Stock of the Company or its successors; or (ii) during any period of two consecutive years a majority of the Board of Directors no longer consists of individuals who were members

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of the Board of Directors at the beginning of such period, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period.

         12. Corporate Transactions. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Company (a) will make any appropriate adjustments to the Covered Shares to preserve the benefits intended by this agreement. Action by the Company may include adjustment of the number and kind of shares which may be delivered hereunder and adjustment of the Exercise Price of outstanding Options; as well as any other adjustments that the Company determines to be equitable.

         13. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. In the event of the Participant's death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by the Agreement. Subject to the terms of this Agreement, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant's death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement, to the beneficiary designated by the Participant in writing filed with the Company in such form and at such time as the Company shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.

         14. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Chief Financial Officer of the Company. Absent manifest error or bad faith, any interpretation of the Agreement by the Chief Financial Officer of the Company and any decision made by him with respect to the Agreement is final and binding.

         15. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

         16. Limited Rights. Neither a Participant nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under this Agreement. A Participant shall have only a contractual right to the Stock upon due exercise of the Option, unsecured by any assets of the Company. This Agreement does not constitute a contract of employment or give Participant the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit except as expressly provided in this Agreement. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.


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         IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

                                   Participant


                                   ------------------------------------------



                                   Harris Interactive Inc.


                                   By:
                                      -----------------------------------------

                                   Its:  Chief Financial Officer